Exhibit 99.1

Sound Financial Bancorp, Inc. Reports 3rd Quarter
Net Income of $1.5 million or $0.56 per share
Board Declares dividend of $0.075 per share

Seattle, Wash., October 27, 2016 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $1.5 million for the quarter ended September 30, 2016, or diluted earnings per share of $0.56, as compared to net income of $1.3 million, or diluted earnings per share of $0.49, for the quarter ended June 30, 2016 and $1.1 million, or diluted earnings per share of $0.44, for the quarter ended September 30, 2015.

“Our financial performance quarter over quarter remains consistent.  We achieved excellent deposit growth including a 14.8% increase in noninterest bearing transaction accounts in the third quarter.  This has had a positive impact on our loan to deposit ratio,” stated Laurie Stewart, President and CEO of the Company and the Bank. “Organic deposit growth allows us to continue to fund our loan portfolio at a low cost.”

The Company also announced today that the Board of Directors has declared a cash dividend on Company common stock of $0.075 per share, payable on November 25, 2016 to stockholders of record as of the close of business on November 10, 2016.

Highlights for the quarter include:
●
Net interest income decreased slightly by $16,000, or 0.3%, to $5.4 million during the quarter ended September 30, 2016, compared to $5.4 million during the quarter ended June 30, 2016 and increased $527,000, or 10.8%, from $4.9 million during the quarter ended September 30, 2015

●	Total assets increased to $566.2 million at September 30, 2016, or 4.5% from $541.8 million at June 30, 2016 and increased $64.2 million or 12.8% from $502.0 million at September 30, 2015
●	Net loans increased to $472.2 million at September 30, 2016, or 2.7% from $459.8 million at June 30, 2016 and increased $41.1 million or 9.5% from $431.1 million at September 30, 2015
●	Deposits increased to $463.5 million at September 30, 2016, or 4.4% from $443.9 million at June 30, 2016 and increased $43.9 million or 10.5% from $419.6 million at September 30, 2015
●	The gain on the sale of loans was $477,000 for the three months ended September 30, 2016 compared to $341,000 for the three months ended June 30, 2016 and $360,000 at September 30, 2015
●
The mortgage servicing asset increased in value by $13,000, or 0.4%, to $3.0 million at September 30, 2016, from $3.0 million at June 30, 2016 and decreased in value by $187,000, or 5.8%, from $3.2 million at September 30, 2015

Capital ratios at September 30, 2016 exceeded regulatory requirements for a well-capitalized financial institution.

Operating Results

Net interest income decreased $16,000 or 0.3%, to $5.4 million during the quarter ended September 30, 2016, compared to $5.4 million during the quarter ended June 30, 2016 and increased $527,000 or 10.8%, from $4.9 million during the quarter ended September 30, 2015.  The change from the prior quarter was primarily a result of higher interest expense on deposits. The change from the comparable period a year ago was primarily a result of higher average loan balances partially offset by higher borrowing rates and average balances.  The weighted average yield on the loan portfolio was 5.10% for the quarter ended September 30, 2016, compared to 5.17% for the quarter ended June 30, 2016 and 5.04% for the quarter ended September 30, 2015.

Interest expense remains relatively stable, increasing $21,000, or 3.0%, to $730,000 during the quarter ended September 30, 2016, compared to $709,000 during the quarter ended June 30, 2016 and increased $45,000, or 6.6%, compared to $685,000 for the quarter ended September 30, 2015.  Interest expense on deposits increased $23,000, or 3.5% to $678,000 for the quarter ended September 30, 2016, compared to $655,000 for the quarter ended June 30, 2016 and increased $16,000 or 2.4%, from $662,000 during the quarter ended September 30, 2015.  The increase from both comparative periods was primarily the result of higher average deposit balances.  The total cost of borrowings decreased $2,000, or 3.7%, to $52,000 during the quarter ended September 30, 2016, from $54,000 during the quarter ended June 30, 2016 and increased $29,000 or 126.1%, from $23,000 for the quarter ended September 30, 2015.  This increase from the year ago period was primarily a result of an increase in average borrowings and an increase in overnight borrowing rates reflecting the recent increase in the federal funds rate. Average borrowings, consisting of Federal Home Loan Bank advances, totaled $36.8 million for the quarter ended September 30, 2016, compared to $38.9 million for the quarter ended June 30, 2016 and $22.8 million during the quarter ended September 30, 2015.

Net interest margin was 4.19% for the quarter ended September 30, 2016, compared to 4.26% for the quarter ended June 30, 2016 and 4.12% for the quarter ended September 30, 2015.  The increase from the year ago period was primarily a result of higher loan yields.

There was no provision for loan losses for the quarter ended September 30, 2016, compared to $100,000 for the quarter ended June 30, 2016 and $100,000 for the quarter ended September 30, 2015.  The decrease from the prior quarter was primarily due to a net recovery of $21,000 during the quarter ended September 30, 2016. Historical loss rates continue to decrease due to the relatively low level of charge-offs during the past three years. The impact of the decrease in loss rates is somewhat offset by loan growth during the year.

Noninterest income increased $333,000, or 27.5%, to $1.5 million for the quarter ended September 30, 2016, compared to $1.2 million for the quarter ended June 30, 2016.  Noninterest income increased $277,000, or 21.9%, from $1.3 million for the quarter ended September 30, 2015.  These increases from the preceding quarter and the same period a year ago were primarily the result of an increase of  $136,000 and $117,000 in gains on the sale of mortgage loans, an increase of $91,000 and $102,000 in service charges and fee income,  and a $92,000 and $38,000 increase in the fair value adjustment on mortgage servicing rights, respectively. Gains on mortgage loans are the result of strong origination volumes during both the three and nine months ended September 30, 2016.

Noninterest expense increased $92,000, or 2.0%, to $4.7 million for the quarter ended September 30, 2016, compared to $4.7 million for the quarter ended June 30, 2016.  The increase was primarily a result of increased operations expenses during the current period as a result of higher professional fees and debit card processing expense.  Noninterest expense increased $367,000, or 8.4% for the quarter ended September 30, 2016, compared to $4.4 million for the quarter ended September 30, 2015, primarily from higher salaries and benefits and operations expense associated with, partially offset by lower regulatory and occupancy expense.

The efficiency ratio for the quarter ended September 30, 2016 improved to 68.19%, compared to 69.51% for the quarter ended June 30, 2016 and 69.32% for the quarter ended September 30, 2015.  The improvement in the efficiency ratio compared to the prior quarter was primarily due to higher noninterest income.  The improvement in the efficiency ratio compared to the year ago quarter was primarily due to higher net interest income and higher noninterest income, partially offset by higher noninterest expense.

Balance Sheet Review, Capital Management and Credit Quality
Total assets at September 30, 2016 were $566.2 million, compared to $541.8 million at June 30, 2016 and $502.0 million at September 30, 2015.   These increases were primarily a result of higher gross loan and cash balances which increased $10.1 million and $12.4 million, respectively from June 30, 2016 and increased $18.6 million and $41.2 million, respectively, from September 30, 2015.

Investment securities available-for-sale totaled $7.0 million at September 30, 2016, compared to $7.4 million at June 30, 2016 and $7.1 million at September 30, 2015.  The quarter over quarter decrease was a result of the normal principal pay downs. The year over year decrease was due to normal principal paydowns offset by purchases during the first quarter of 2016.

Gross loans totaled $477.1 million at September 30, 2016, compared to $464.6 million at June 30, 2016 and $435.8 million at September 30, 2015.  At September 30, 2016, commercial and multifamily real estate loans accounted for 35.5% of the gross loan portfolio and one- to four-family loans accounted for 31.7% of the portfolio.  Home equity, manufactured, and other consumer loans accounted for 15.0 % of the portfolio.  Construction and land loans accounted for 12.3% of the portfolio and commercial and industrial loans accounted for the remaining 5.5% of the portfolio.

Nonperforming assets ("NPAs"), which includes non-accrual loans, accruing loans 90 days and more delinquent, nonperforming troubled debt restructurings (“TDRs”), other real estate owned (“OREO”) and other repossessed assets increased to $5.8 million, or 1.02% of total assets, at September 30, 2016 compared to $5.3 million, or 0.97% of total assets at June 30, 2016 and increased from $2.0 million, or 0.44% of total assets at September 30, 2015.

The following table summarizes our NPAs:

Nonperforming Loans:	At September 30, 2016		At June 30, 2016		At September 30, 2015
(in $000s, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
One- to four- family	$1,555	27.0%	$1,244	23.6%	$1,487	65.5%
Home equity loans	580	10.1	661	12.6	435	19.2
Commercial and multifamily	2,337	40.6	2,144	40.7	-	0.0
Construction and land	-	-	-	0.0	41	1.8
Manufactured homes	148	2.6	150	2.9	54	2.4
Other consumer	-	-	22	0.4	75	3.3
Commercial business	249	4.3	261	5.0	-	0.0
Total nonperforming loans	4,869	84.6	4,482	85.2	$2,092	92.2%
OREO and Other Repossessed Assets:
One- to four- family	274	4.8	153	2.9	144	6.3
Commercial and multifamily	600	10.4	600	11.4	21	1.0
Manufactured homes	10	0.2	27	0.5	12	0.5
Total OREO and other repossessed assets	884	15.4	780	14.8	177	7.8
Total nonperforming assets	$5,753	100.0%	$5,262	100.0%	$2,269	100.0%

The following table summarizes the allowance for loan losses:

	For the Quarter Ended:
Allowance for Loan Losses	Sept. 30,	June 30,	Sept. 30,
(in $000s, unaudited)	2016	2016	2015
Balance at beginning of period	$4,838	$4,709	$4,572
Provision for loan losses during the period	-	100	100
Net loan recoveries (charge-offs) during the period	21	29	10
Balance at end of period	$4,859	$4,838	$4,682

Allowance for loan losses to total loans	1.02%	1.04%	1.07%
Allowance for loan losses to total nonperforming loans	99.79%	107.94%	223.8%

The allowance for loan losses to total loans decreased to 1.02% for the quarter ended September 30, 2016, compared to 1.04% for the quarter ended June 30, 2016 and from 1.07% for the quarter ended September 30, 2015.  There was a net recovery of $21,000 for the quarter ended September 30, 2016, compared to a net recovery of $29,000 for the quarter ended June 30, 2016 and a net recovery of $10,000 for the quarter ended September 30, 2015.

Deposits increased to $463.5 million at September 30, 2016, compared to $443.9 million at June 30, 2016 and increased from $419.6 million at September 30, 2015.  Noninterest bearing deposits increased by $8.8 million during the quarter ended September 30, 2016 and increased $17.8 million during the twelve months ended September 30, 2016. Borrowings increased to $37.5 million at September 30, 2016, compared to $35.6 million at June 30, 2016 and from $24.1 million at September 30, 2015.  The excess funds resulting from our deposit growth led to an increase in total loans and cash and cash equivalents during the quarter ended September 30, 2016.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles and Port Ludlow. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with an additional Loan Production Office in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the "Company”) with the Securities and Exchange Commission (the “SEC”), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.  These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: changes in economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates;; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; competition; changes in management’s business strategies and other factors described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC’s website at www.sec.gov.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONSOLIDATED INCOME STATEMENTS	Quarter Ended			Sequential Quarter % Change	Year over Year % Change
(in $000s, unaudited)	Sept. 30, 2016	June 30, 2016	Sept. 30, 2015
Interest income	$6,148	$6,143	$5,576	0.1%	10.3%
Interest expense	730	709	685	3.0	6.6
Net interest income	5,418	5,434	4,891	(0.3)	10.8
Provision for loan losses	-	100	100	nm	nm
Net interest income after provision for loan losses	5,418	5,334	4,791	1.6	13.1
Noninterest income:
Service charges and fee income	743	652	641	14.0	15.9
Increase in cash surrender value of life insurance	84	85	85	(1.2)	(1.2)
Mortgage servicing income	223	208	202	7.2	10.4
Fair value adjustment on mortgage servicing rights	16	(76)	(22)	(121.1)	(172.7)
Gain on sale of loans	477	341	360	39.9	32.5
Total noninterest income	1,543	1,210	1,266	27.5	21.9
Noninterest expense:
Salaries and benefits	2,631	2,618	2,251	0.5	16.9
Operations expense	1,182	1,084	1,064	9.0	11.1
Data processing	434	444	378	(2.3)	14.8
Net loss on OREO and repossessed assets	2	6	96	(66.7)	(97.9)
Other noninterest expense	500	505	593	(1.0)	(15.7)
Total noninterest expense	4,749	4,657	4,382	2.0	8.4
Income before provision for income taxes	2,212	1,887	1,675	17.2	32.1
Provision for income taxes	757	633	560	19.6	35.2
Net income	$1,455	$1,254	$1,115	16.0%	30.5%
___
Nm = not meaningful

	Quarter Ended			Sequential Quarter % Change	Year over Year % Change
	Sept. 30, 2016	June 30, 2016	Sept. 30, 2015
KEY FINANCIAL RATIOS (unaudited)
Annualized return on average assets	1.05%	0.92%	0.92%	14.3%	14.9%
Annualized return on average equity	10.04	8.86	8.66	13.3	15.9
Annualized net interest margin	4.19	4.26	4.12	(1.6)	1.7
Annualized efficiency ratio	68.19%	69.51%	69.32%	(1.9)%	(0.9)%

PER COMMON SHARE DATA	Quarter Ended			Sequential Quarter % Change	Year over Year % Change
(in 000s, except per share data, unaudited)	Sept. 30, 2016	June 30, 2016	Sept. 30, 2015
Basic earnings per share	$0.58	$0.51	$0.45	13.7%	28.9%
Diluted earnings per share	$0.56	$0.49	$0.44	14.3	27.3
Weighted average basic shares outstanding	2,490	2,481	2,465	0.4	1.0
Weighted average diluted shares outstanding	2,584	2,579	2,552	0.2	1.3
Common shares outstanding at period-end	2,499	2,481	2,466	0.7	1.3
Book value per share	$23.34	$22.90	$21.45	1.9%	8.8%

CONSOLIDATED BALANCE SHEET				Sequential Quarter % Change	Year over Year % Change
(in $000's, unaudited)	Sept. 30, 2016	June 30, 2016	Sept. 30, 2015
ASSETS
Cash and cash equivalents	$55,275	$45,187	$36,669	22.3%	50.7%
Securities available-for-sale, at fair value	6,995	7,393	7,140	(5.4)	(2.0)
Loans held-for-sale	2,424	687	772	252.8%	214.0
Total loans, gross	477,066	464,648	435,829	2.7	9.5
Allowance for loan losses	(4,859)	(4,838)	(4,682)	0.4	3.8
Loans, net	472,207	459,810	431,147	2.7	9.5
Accrued interest receivable	1,630	1,592	1,453	2.4	12.2
Bank-owned life insurance, net	11,998	11,914	11,661	0.7	2.9
OREO and other repossessed assets, net	884	780	177	13.3	399.4
Mortgage servicing rights, at fair value	3,039	3,026	3,226	0.4	(5.8)
FHLB stock, at cost	2,146	2,073	1,558	3.5	37.7
Premises and equipment, net	5,273	5,088	5,580	3.6	(5.5)
Other assets	4,335	4,209	2,638	3.0	64.3
Total assets	$566,206	$541,759	$502,021	4.5%	12.8%
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Interest-bearing deposits	$395,114	$384,323	$369,031	2.8%	7.1%
Noninterest-bearing deposits	68,369	59,544	50,544	14.8	35.3
Total deposits	463,483	443,867	419,575	4.4	10.5
Accrued interest payable and other liabilities	6,952	5,468	5,487	27.1	26.7
Borrowings	37,453	35,613	24,096	5.2	55.4
Total liabilities	507,888	484,948	449,158	4.7	13.1
Shareholders' equity:
Common stock	25	25	25	0.0	0.0
Paid-in capital	23,517	23,247	22,643	1.2	3.9
Unearned shares – ESOP	(911)	(911)	(1,140)	0.0	(20.1)
Retained earnings	35,500	34,228	31,168	3.7	13.9
Accumulated other comprehensive gain	187	222	167	(15.8)	12.0
Total shareholders' equity	58,318	56,811	52,863	2.7	10.3
Total liabilities and shareholders' equity	$566,206	$541,759	$502,021	4.5%	12.8%

CREDIT QUALITY DATA (in $000's, unaudited)	Sept. 30, 2016	June 30, 2016	Sept. 30, 2015	Sequential Quarter % Change	Year over year % Change
Nonaccrual loans	$4,219	$3,777	$1,632	11.7%	158.5%
Loans 90+ days past due and still accruing	-	-	338	nm	nm
Nonperforming TDRs	650	705	122	(7.8)	432.8
Total nonperforming loans	4,869	4,482	2,092	8.6	132.7
OREO and other repossessed assets	884	780	177	13.3	399.4
Total nonperforming assets	5,753	5,262	2,269	9.3	153.5
Performing TDRs on accrual	2,795	4,764	5,416	(41.3)	(48.4)
Net (recoveries) charge-offs during the quarter	(21)	(29)	(10)	(27.6)	110.0
Provision for loan losses during the quarter	-	100	100	nm	nm
Allowance for loan losses	4,859	4,838	4,682	0.4	3.8
Allowance for loan losses to total loans	1.02%	1.04%	1.07%	(2.2)	(4.8)
Allowance for loan losses to total nonperforming loans	99.79%	107.94%	223.80%	(7.5)	(56.8)
Nonperforming loans to total loans	1.02%	0.96%	0.47%	5.8	119.6
Nonperforming assets to total assets	1.02%	0.97%	0.45%	4.6%	124.8%

OTHER PERIOD-END STATISTICS
(in $000’s, unaudited)
Sound Community Bank:
Loan to deposit ratio	101.88%	103.61%	102.63%	(1.7)%	(0.7)%
Noninterest-bearing deposits / total deposits	14.75	13.41	11.90	10.0	24.0
Leverage ratio	10.08	10.14	10.22	(0.6)	(1.4)
Common Equity Tier 1 risk-based capital ratio(1)	12.25	12.80	12.87	(4.3)	(4.8)
Tier 1 risk-based capital ratio	12.25	12.80	12.87	(4.3)	(4.8)
Total risk-based capital ratio	13.36%	13.95	14.03%	(4.3)	(4.8)
Total risk-weighted assets	$454,001	431,647	401,722	5.2%	13.0%
Sound Financial Bancorp, Inc.:
Average total assets for the quarter	$552,901	$545,645	$505,950	1.3%	9.3%
Average total equity for the quarter	57,983	56,611	52,633	2.4%	10.2%
_________________
(1)  Under FDIC regulations, the regulatory capital requirements to be considered well capitalized are 5% for Leverage-based capital, 6.5% for CET1, 8% for Tier 1 risk-based capital and 10% for total risk-based capital.

Media:	Financial:
Laurie Stewart	Matt Deines
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305